File No. 70-7888

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                        POST-EFFECTIVE AMENDMENT NO. 10

                                      TO

                                   FORM U-1

                          APPLICATION OR DECLARATION

                                     UNDER

                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


      Allegheny Power System, Inc.              Monongahela Power Company
      Tower Forty Nine                          1310 Fairmont Avenue
      12 East 49th Street                       Fairmont, WV  26554
      New York, NY  10017

      Allegheny Power Service Corporation       The Potomac Edison Company
      800 Cabin Hill Drive                      10435 Downsville Pike
      Greensburg, PA  15601                     Hagerstown, MD  21740

      Allegheny Generating Company              West Penn Power Company
      Tower Forty Nine                          800 Cabin Hill Drive
      12 East 49th Street                       Greensburg, PA  15601
      New York, NY  10017


            (Name of company or companies filing this statement
             and addresses of principal executive offices)


                         Allegheny Power System, Inc.


            (Name of top registered holding company parent of
             each applicant or declarant)


                        Thomas K. Henderson, Esquire
                        Vice President
                        Allegheny Power Service Corporation
                        Tower Forty Nine
                        12 East 49th Street
                        New York, NY  10017


            (Name and address of agent for service)

      1. Applicants hereby amend Item 1. Description of Proposed Transaction by adding the following to the end thereof:

      AYP Capital, Inc. ("AYP Capital") on February 6, 1996, filed an application with the Federal Energy Regulatory Commission (the "FERC") to certify the 50% interest in Fort Martin Unit No. 1 it is purchasing from Duquesne Light Company as an Exempt Wholesale Generator ("EWG"). That request is pending. Through prior Commission orders, AYP Capital has authority to invest in EWGs. See HCAR Nos. 26085 and 26401, dated July 14, 1994 and October 27, 1995.

      AYP Capital expects to use the proceeds from the $235 million requested increase for the purchase of Fort Martin ($181 million) and for other activities previously authorized by Commission orders ($54 million).

      Analysis Under Rule 53
            Rule 53(a) provides that the SEC shall not make certain specified adverse findings under Sections 7 and 12 in connection with a proposal by a registered holding company (i) to issue or sell securities for the purpose of financing the acquisition of an exempt wholesale generator ("EWG"), or (ii) to guarantee the securities of an EWG, if each of the conditions in paragraphs
(a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. For purposes of this analysis, we will assume that Allegheny Power System, Inc. ("APS") will borrow $181 million to finance the purchase by its subsidiary AYP Capital, Inc. ("AYP Capital") of Duquesne Light Company's 50% interest in Unit No. 1 of Fort Martin Power Station (a proposed EWG). This analysis will also assume that APS will make an open account advance or capital contribution of $181 million to AYP Capital for that purpose. Open account advances and cash capital contributions are not subject to the limitations contained in Rule 53. See Rules 45(b)(4) and 52.

      AYP Capital is currently authorized under the terms of SEC Orders HCAR 26229 and 26401, issued February 3, 1995 and October 27, 1995, respectively, to invest in one or more EWGs in an aggregate amount not to exceed $100 million at any one time outstanding. AYP Capital has an application pending with the SEC to increase this authorized investment authority to an aggregate amount not to exceed $300 million outstanding at any one time. See File No. 70-8411.

      Assuming that AYP Capital's pending application in File No. 70-8411 is approved, and assuming that APS borrows the entire purchase price ($181 million) for the Fort Martin EWG, then APS and AYP Capital would have outstanding authority to invest, directly or indirectly, up to $481 million in EWGs. However, even if the entire $481 million were invested in EWGs, all of the conditions set forth in Rule 53(a) would be satisfied and none of the conditions set forth in Rule 53(b) exist or, as a result thereof, would exist.

            Rule 53(a)(1): Assuming that the entire $481 million "aggregate investment" authority was invested in EWGs, it would on a pro forma basis equal approximately 49% of the system's consolidated retained earnings - $481,000,000 divided by $974,141,000, the average of the consolidated retained earnings of APS reported on Form 10-K or Form 10-Q, as applicable, for the four consecutive quarters ended December 31, 1995.

            Rule 53(a)(2): APS will maintain books and records and cause each EWG or FUCO in which it directly or indirectly holds an interest to maintain and make available the books and records required by Rule 53(a)(2).

            Rule 53(a)(3): No more than 2% of the employees of APS' domestic public utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs or FUCOs in which APS holds a direct or indirect interest.

            Rule 53(a)(4): APS will simultaneously submit a copy of all Applications or Declarations on Form U-1 in which APS requests authority (i) to issue or sell securities for the purpose of financing the acquisition of an EWG or (ii) to guarantee the securities of an EWG, to each of the public service commissions having jurisdiction over the retail rates of any affected public utility subsidiary of APS. In addition, APS will submit copies of any Rule 24 certificates in connection with such Application or Declaration, as well as a copy of Item 9 and Exhibits G and H of APS' Form U5S (commencing with the Form U5S filed for the first calendar year for which APS reports any data under Item 9 or Exhibits G and H), to each of the public service commissions having jurisdiction over the retail rates of any affected public utility subsidiary of APS. No data was filed under Item 9 or Exhibits G or H in APS' Form U5S for the calendar year 1994.

            In addition, APS states that the provisions of Rule 53(a) are not made inapplicable by reason of the provisions of Rule 53(b).

            Rule 53(b)(1): Neither APS nor any subsidiary of APS is the subject of any pending bankruptcy or similar proceeding.

            Rule 53(b)(2): APS' average consolidated retained earnings for the four most recent quarterly periods ($974,141,000) represented an increase in the average consolidated retained earnings of approximately $30,059,000 (or 3%) from the previous four quarterly periods ($944,082,000).

            Rule 53(b)(3): For the year ended December 31, 1995, there were no losses in connection with any direct or indirect investments in EWGs or FUCOs.

      2. Applicants hereby amend Item 4. Regulatory Approval by adding the following to the end thereof:

            An application has been filed with the State Corporation Commission of Virginia for approval of the continuation of the Money Pool from December 31, 1995 through December 31, 1997. No commission, aside from the Securities and Exchange Commission, has jurisdiction over the proposed increase in APS' short-term debt authority.

      3. Applicants hereby amend Item 6. Exhibits and Financial Statements by adding the following:

            (a)   Exhibits

                  D-2-b             Application to the Virginia State
                                    Corporation Commission.

                  D-5-b Order of the Virginia State Corporation Commission (to be filed by amendment).


                                   SIGNATURE

            Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                                          ALLEGHENY POWER SYSTEM, INC.
                                          ALLEGHENY POWER SERVICE CORPORATION
                                          ALLEGHENY GENERATING COMPANY
                                          MONONGAHELA POWER COMPANY
                                          THE POTOMAC EDISON COMPANY
                                          WEST PENN POWER COMPANY


                                          By    CAROL G. RUSS
                                                Carol G. Russ
                                                   Counsel

Dated:  March 15, 1996
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